EXHIBIT 10.2

                             SHAREHOLDERS AGREEMENT

EXHIBIT 10.2


                             SHAREHOLDERS AGREEMENT



                                  BY AND AMONG



                              HIGHLAND MINING INC.

                   TIBET TIANYUAN MINERALS EXPLORATION LIMITED


                                       AND


                      SHAREHOLDERS OF HIGHLAND MINING INC.

                        CONTINENTAL MINERALS CORPORATION

                            CHINA NETTV HOLDINGS INC.

                                       AND

                                    WANG ZHI






                             DATED 23 December 2004


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                      TABLE OF CONTENTS

SECTION                                                                     PAGE

SECTION 1     DEFINITIONS.....................................................1

SECTION 2     BOARD MATTERS, CORPORATE GOVERNANCE.............................5

SECTION 3     SHAREHOLDERS MEETINGS..........................................11

SECTION 4     RESTRICTIONS ON TRANSFER OF ORDINARY SHARES....................13

SECTION 5     NPI PAYMENT RIGHTS.............................................17

SECTION 6     EXPLORATION BUDGETS............................................18

SECTION 7     COMPANY ANNUAL BUDGETS.........................................21

SECTION 8     TIANYUAN ANNUAL BUDGETS........................................22

SECTION 9     FUNDING OF THE COMPANY.........................................23

SECTION 10    MANAGEMENT STRUCTURES..........................................27

SECTION 11    CERTAIN COVENANTS..............................................27

SECTION 12    TERMINATION OF AGREEMENT.......................................30

SECTION 13    REPRESENTATIONS AND WARRANTIES.................................31

SECTION 14    OBLIGATIONS AND LIABILITY OF WZ................................32

SECTION 15    MISCELLANEOUS..................................................32

SCHEDULE A    ADHERENCE AGREEMENT............................................40

SCHEDULE B    SAMPLE CALCULATIONS............................................41

SCHEDULE C    SAMPLE CALCULATIONS............................................42




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This  SHAREHOLDERS  AGREEMENT (this  "Agreement") is made and entered into as of
[*], 2004 by and among:

(1) Highland Mining Inc., a British Virgin Islands company with offices at TrustNet Chambers, Road Town, Tortola, British Virgin Islands; Fax: (852) 5242-0544 (the "Company");

(2) Tibet Tianyuan Minerals Exploration Ltd., a wholly foreign-owned enterprise incorporated and existing under the laws of the People's Republic of China with a registered address at 13F, Foreign Economic and Trade Tower, 75 Jin Zhu West Road, Lhasa, Tibet, People's Republic of China, Fax: (86 891) 6868-708 ("Tianyuan");

(3) China NetTV Holdings Inc., a Delaware corporation with offices at Suite 830-789 West Pender Street, Vancouver, B.C., Canada, V6C 1H2, Fax: (1-604) 408-8515 ("CTVH");

(4) Continental Minerals Corporation, a British Columbia company with offices at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6, Fax: (1 604) 684-8092 ("Continental"); and

(5) Wang Zhi, a citizen the United States of America with an address at Apt. 116, 2205 BridgePointe Parkway, San Mateo, CA 94404, United States of America, Fax: (86 10) 6202 8274 ("WZ").

WHEREAS, Leung Yuet Mei, Leung Chi Ming, Chen Yulin, the Company, Tianyuan, Wang Zhi, CTVH, Hunter Dickinson Inc. and Continental have entered into a Option Agreement dated as of 23 December 2004 (the "Option Agreement"), pursuant to which the Company will issue, and Continental will purchase from Leung Yuet Mei, Leung Chi Ming and Chen Yulin shares of the Company representing 50% of the issued and outstanding Ordinary Shares of the Company, as set forth in the Option Agreement;

WHEREAS, upon the exercise of the first option under the Option Agreement, Continental will be a shareholder of the Company;

WHEREAS, the execution and delivery of this Agreement is a condition to the closing under the Option Agreement.

NOW, THEREFORE, on the basis of the foregoing premises and the mutual agreements and covenants set forth in this Agreement, the parties hereto agree as follows:


                              SECTION 1 DEFINITIONS

1.1 Defined Terms. Unless otherwise defined herein, the following terms are defined as follows:

          "Affiliate" shall mean in relation to an entity, any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, such entity, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent. The term Affiliate shall, in relation to Continental, include Hunter Dickinson Inc, and any company directly or indirectly controlled by Hunter Dickinson Inc., and in relation to CTVH, include any company directly or indirectly controlled by Wang Zhi.

          "Applicable Law" means with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, judgment, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

          "Board" means the board of directors of the Company from time to time.

          "Business Day" shall mean any day (excluding Saturdays, Sundays and public holidays in Vancouver, Canada or PRC) on which banks generally are open for business in Vancouver, Canada, and PRC.

          "CEO" means the chief executive officer of the Company, appointed in accordance with Section 10.1.

          "Company Annual Budget" means, for any financial year, a budget for the Company's operations during such financial year prepared by the CEO in accordance with Section 7.

          "Confidential Information" means:

          (a) any information, data, samples or material concerning the Party supplying or disclosing such information or material including but not limited to information concerning such Party's business, financial condition, operations, technology, plans, research and development, assets or liabilities;

         (b) any information or materials concerning any other entity or person in respect of which the disclosing Party is bound by obligations of confidentiality, as the disclosing Party identifies to any other Party (the "Recipient") from time to time; and

         (c) the terms and conditions of this Agreement, the Option Agreement and all exhibits and schedules attached hereto and thereto. Confidential Information shall not include information that:

                (i) was known by the Recipient prior to disclosure by the disclosing Party;


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                (ii)  is or  becomes  public  knowledge  other than  through the
                      Recipient's  breach of Section 15.4 of this Agreement; or

                (iii) was obtained by the Recipient from a third party where the
                      Recipient was not aware that the third party was under an obligation of confidentiality with respect to such informa -tion.

          "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

          "Continental"  means  Continental  Minerals  Corporation,   a  British
          Columbia company with offices at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6.

          "Continental Exploration Program" means an annual exploration program and budget in relation to the Property submitted by Continental in accordance with Section 6.4.

          "CTVH Exploration Program" means an annual exploration program and budget in relation to the Property submitted by CTVH in accordance with Section 6.5.

          "Director" means a member of the Board.

          "Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, transfer restriction, hypothecation, encumbrance or other security interest of any kind or nature whatsoever, or any agreement to give or make any of the foregoing.

          "First Expenditure Period" means the period from the date of the Option Agreement to November 10, 2006.

          "GAAP"  means  Canadian  generally  accepted  accounting   principles,
          consistently applied.

          "General Manager" means the general manager of Tianyuan, appointed in accordance with Section 10.2.

          "Governmental Approvals" shall mean any action, order, authorization, consent, approval, license, lease, waiver, franchise, concession, agreement, license, ruling, permit, tariff, rate, certification, exemption of, filing or registration by or with, or report or notice to, any Governmental Authority.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial regulatory or administrative functions of or pertaining to any government with competent jurisdiction.


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          "Group  Company"  means a Person  (other  than a natural  person or an individual) that is controlled by the Company.

          "Net Profits" for a particular financial year means the profits of the Company available for distribution in respect of that year to the shareholders of the Company, in accordance with GAAP, after deduction of operating expenses, applicable taxes, loan repayments and other costs and financial commitments, as well as, working capital and reserves either required by law or determined to be reasonable by the Board in order to provide for working capital or for environmental reclamation in relation to the Company, Group Companies and the Property.

          "Offered Ordinary Shares" shall mean the Ordinary Shares proposed to be Transferred by a Selling Shareholder.

          "Ordinary Shares" means the Ordinary Shares of the Company, par value US$1.00, which shall be the only class of shares of the Company.

          "Party" means a reference to either CTVH, the Company, Continental, Tianyuan, a Group Company or WZ and "Parties" shall mean a reference to two or more of the foregoing.

          "Permitted Transfer" means a transfer of shares by a Shareholder (i) that is not prohibited by the terms of this Agreement or any other agreement, instrument, or constitutional document, (ii) where the transferee has executed and delivered to the Company an Adherence Agreement substantially in the form attached hereto as Schedule A, assuming the obligations of the transferring Shareholder with respect to the transferred shares, and (iii) where the Company is given written notice at the time of such transfer stating the name and address of the transferee and identifying the shares of the Company that are being transferred.

          "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

          "PRC" means the People's Republic of China.

          "Property" means the Xietongmen Copper Property, which is located near Xiong Village, Xietongmen County, Rikaze area, Tibet Autonomous Region, the PRC.

          "Restated Articles" means the Articles of Association of the Company, filed with the Registrar of Companies in British Virgin Islands as the same may be further amended from time to time after the date hereof in accordance with the terms hereof and the terms therein.

          "Restated Memorandum" means the Memorandum of Association of the Company dated June 18, 2004, filed with the Registrar of Companies in British Virgin Island as the same may be further amended from time to time after the date hereof in accordance with the terms hereof and the terms therein.


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          "Second Expenditure Period" means the period from November 10, 2006 to
          November 10, 2007.

          "Shareholder" means CTVH, Continental and such other Person as may from time to time hold Ordinary Shares of the Company and have become a party to this Agreement in accordance with Section 15.5(b).

          "Selling Shareholder" means the Shareholder that plans to sell, transfer, pledge or otherwise dispose of or permit the sale, transfer, pledge, or other disposition of any interest in any of its Ordinary Shares.

          "Taxes" shall mean any domestic or foreign taxes, charges, fees, levies or other assessments, including any interest, penalties or additions relating thereto, imposed by any Governmental Authority or other taxing authority.

          "Tianyuan" shall mean Tibet Tianyuan Minerals Exploration Ltd., a company incorporated under the law of the PRC, all of the shares of which are held by Company.

          "Tianyuan Annual Budget" means, for any financial year, a budget for the Company's operations during such financial year prepared by the General Manager in accordance with Section 8.

          "Tianyuan Board" shall mean the Board of Directors of Tianyuan.

          "Transfer," "Transferring" (or any correlative term) shall mean a sale, assignment, pledge, gift, placement in trust (voting or otherwise) or transfer by operation of law of, or disposal (directly or indirectly and whether or not voluntary), and shall include any transfer by will or intestate succession.

          "UNCITRAL Rules" means the Arbitration Rules of the United Nations Commission on International Trade Law.

          "US$" means the legal currency of the United States.

          "Warrantors" means the Company, Tianyuan, CTVH and WZ.

1.2 Rules of Construction. Words such as "herein", "hereinafter", "hereto", "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words "include", "includes", "included" and "including" shall be construed as if followed by the phrase "without being limited to." A reference to a particular gender means a reference to any gender.


                  SECTION 2 BOARD MATTERS, CORPORATE GOVERNANCE

2.1      Election of Directors to the Board.

         (a)   The Board shall initially consist of six (6) Directors.


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         (b)   For so long as (1) Continental  and CTVH are  shareholders of the
               Company  and  the  Company  has no  other  shareholders  and  (2)
               Continental  holds  at  least  50%  of the  outstanding  Ordinary
               Shares:

                (i)   CTVH shall be entitled to designate three Directors and

                (ii)  Continental shall be entitled to designate three
Directors.

         (c) If a party other than Continental and CTVH holds Ordinary Shares or Continental holds less than 50% of the outstanding Ordinary Shares, then the Board shall be reconstituted with a maximum of nine (9) Directors and each Shareholder shall be entitled to designate one Director for each full eleven percent (11%) of outstanding Ordinary Shares held by such Shareholder.

         (d) The Shareholders shall take all action (including, without limitation, voting the Ordinary Shares owned by each, calling extraordinary meetings of shareholders and executing and delivering written consents, and obtaining the resignation or removal of incumbent directors) necessary to elect the Directors designated by the Shareholders in accordance with the provisions of (b) and (c) of this Section 2.1, including amendments, if any, to the Restated Articles.

         (e) The Directors elected pursuant to this Section 2.1 shall be entitled to appoint alternates to serve at any meeting of the Board or of any committee thereto, and such alternates shall be permitted to attend all meetings of the Board or of any committee and vote on the Director's behalf. An alternate director, whilst acting in the place of a Director who appointed him or her, shall exercise and discharge all the duties and functions of the Director he or she represents. The appointment of an alternate director shall cease on the happening of any event which, if he or she were a Director, would cause him or her to cease to be a Director, or if a Director gives notice to the secretary of the Company that the alternate director representing him or her shall have ceased to represent such Director.

         (f) No Director shall be removed except by the affirmative vote of the Shareholder designating such Director, however the other Shareholders may remove a Director due to bad faith, willful misconduct, fraud, or a breach of the standards of behavior while in Tibet that may be reasonably expected to adversely affect Tibet's political stability or national harmony or to offend Tibet's customs and traditions, provided, however, that the Shareholder that designated such Director shall be entitled to designate the replacement of a Director so removed.

         (g) Subject to Section 2.1(h), in the event of a deadlock amongst the Board, the Chairman of the Board shall have the casting vote. Continental shall have the right to appoint the Chairman of the Board, provided, however, that if Continental holds less than 50% of the outstanding Ordinary Shares, the Shareholder holding the largest percentage of outstanding Ordinary Shares in the Company shall have the right to appoint the Chairman of the Board.


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         (h)   In the event that Tianyuan undertakes a CTVH Exploration Program, the following supplementary provisions shall apply:

                (i) one of the Directors designated by CTVH, and not the Chair -man of the Board, shall have a casting vote in respect of all matters relating to the CTVH Exploration Program for so long as the activities under the CTVH Exploration Pro-gram are conducted in a good workmanlike, safe and efficient manner in accordance with sound mining and applicable industry standards and practice in China, including the issuance of shares by the Company to fund the CTVH Exploration Program; and

                (ii) the Chairman of the Board shall have a casting vote on all other deadlocked matters, if any, excluding matters relat-ing to the CTVH Exploration Program.

         (i) Subject to the limitations in this Agreement, the Shareholders shall not take any action that may result in Continental not having control of the Board.

2.2      Election of Directors to Tianyuan.

         (a) The Parties shall take such actions as shall be necessary to ensure that the Tianyuan Board shall be the same size and include the same individuals as the Board from time to time.

         (b) The Parties shall procure that, to the extent permitted by relevant law, all corporate actions of Tianyuan and any other direct or indirect subsidiary of the Company, shall follow the instruction of the Board, subject always to the approval requirement of Section 3.

2.3      Board Meetings.

         (a) The Board shall appoint a secretary, who need not be a Director. The secretary shall, on the instructions of the Chairman of the Board, give the required notice to the Directors, shall duly record the minutes of all meetings of the Board and shall distribute such minutes to the Directors. The secretary shall certify in such minutes that proper notice of a meeting of the Board was given in accordance with this Section 2.3.

         (b)   Notice of each Board meeting  shall be given at least  twenty-one
               (21) days prior (exclusive of the day of receipt). The secretary shall send such notice together with a draft agenda for the meeting to all the Directors. The secretary shall at least fourteen (14) days prior to the meeting send to all the Directors the final agenda for the meeting, with such additions to the agenda a Director may have requested. The secretary shall also circulate minutes of each Board meeting to all the Directors within fourteen (14) days after the date of each such meeting. The Directors shall confirm in writing its receipt of the notice and agenda within seven (7) days upon its receipt of such notice.

         (c)   Topics or  proposals  not listed in the final agenda set forth in
               Section  2.3(b)  shall not be put to vote in the  meeting  of the


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               directors,  unless  unanimously  approved by all Directors of the
               Company, present or not.

         (d) Board meetings shall be held at such times and at such places and in any such manner as the Directors may from time to time decide but shall be held at least semi-annually until such time as mine development work commences. Any Director shall have the right to convene a Board meeting at any time upon due notice.

         (e)   The Board shall meet quarterly to discuss:

                (i)   the performance of the Company's business;
                (ii) detailed management accounts prepared by the Company to show its results for the prior quarter for each Group Company and on a consolidated basis;
                (iii) the Company's performance vis-a-vis the Company Annual
                      Budget;
                (iv) personnel matters, including performance and retention issues; and
                (v)   any other significant matters.

        (f) Meetings of the Board and of any committee of the Board may be held by telephone or other electronic means whereby all persons participating in the meeting can hear each other. Directors may elect to attend any Board or committee meeting by such electronic means.

        (g) For so long as (1) Continental and CTVH are shareholders of the Company and the Company has no other shareholders and (2) Continental holds 50% or more of the outstanding Ordinary Shares, a quorum of the Board or the Tianyuan Board shall consist of four directors present in person or by alternate or proxy, at least two of whom shall be the directors designated by Continental. Quorum otherwise shall consist of a majority of directors present in person or by alternate or proxy, provided that (so long as such party has the right to designate a director) one of the directors constituting quorum shall be a director designated by CTVH and one of the directors constituting quorum shall be a director designated by Continental.

2.4      Resolutions and Voting.

        (a) Except for matters required by law to be dealt with by the Company's shareholders and the restrictions contained in Section 3, the Restated Articles of the Company shall provide that all decisions of the Company shall be resolved by simple majority vote of the Board at a properly constituted meeting. In the event that a quorum for a meeting of the Board or Tianyuan Board is not present within thirty (30) minutes after the time at which such meeting was to have commenced according to the terms of the notice convening such meeting, the meeting shall stand adjourned to a place, date, and time determined by the directors present, which date shall not be sooner than five (5) Business Days later. The directors not present shall forthwith be informed in writing of the adjournment of the meeting and the place, date and time for the resumption of the adjourned meeting. If by thirty (30) minutes after the time at which such resumed meeting was to have commenced a quorum is not present, the members of the Board or Tianyuan Board then present shall constitute a quorum.


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

        (b) The Board may adopt any resolution without a meeting if such resolution is signed by at least the number of directors required for a quorum at a Board meeting. Information supporting such resolution must be sent in written form to all of the directors then holding office and the resolution for signature must be sent to the directors no sooner than seven (7) days after the supporting information having been sent to the directors.

        (c) Directors nominated by Continental shall have no right to vote on the approval of the costing of the provision by Continental or an Affiliate of Continental of technical or other services to the Company or Group Companies as set out in the Company Annual Budget, except matters associated with the implementation of a Continental Exploration Budget.ii

        (d) Directors nominated by CTVH shall have no right to vote on matters involving CTVH or an Affiliate of CTVH, excluding matters related to the subscription by CTVH or an Affiliate of CTVH for the issuance of Ordinary Shares of the Company and matters associated with the implementation of a CTVH Exploration Budget.

 2.5     Expenses.

          The Company shall reimburse the Directors elected pursuant to Sections
          2.1 and 2.2 for all reasonable expenses relating to all Board and Tianyuan Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board and Tianyuan Board meetings or meetings of any committee. Directors expenses incurred shall form part of the expenditure in terms of the Continental Exploration Program or CTVH Exploration Program (as the case may be).

2.6      Committees.

         2.6.1 At such time as the Company engages in mining activities in relation to the Property, the Board shall establish committees in accordance with this Section 2.6 consisting of Directors of the Company to deal with matters delegated to such committees by the Board.

         2.6.2    Audit Committee.
                  ---------------

                  (a)      The audit committee, if any, shall consist of four
                           (4) members, of which at least one member shall be a Director designated by CTVH as long as CTVH holds not less than twenty-five percent (25%) of the Ordinary Shares of the Company. A Director designated by the largest shareholder of the Company shall be the chairman of the audit committee. The chairman shall have a casting vote.

                  (b)      The duties of the audit committee shall include:

                           (i) recommending the selection of the external auditor to the Board;

                           (ii)     reviewing the external audit plan;

                           (iii) evaluating the annual audited financial statements;


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

                           (iv) overseeing the external audit process and audit results;

                           (v) monitoring the external auditor's indepen-dence;

                           (vi) monitoring internal control over financial reporting;

                           (vii)    overseeing the internal audit function; and

                           (viii) evaluating interim financial statements and the external auditor's review of those state -ments.

         2.6.3    Management Committee.

                  (a) The management committee, if any, shall consist of four (4) members, of which at least one member shall be a Director designated by CTVH as long as CTVH holds not less than twenty-five percent (25%) of the Ordinary Shares in the Company. A Director designated by the largest shareholder of the Company shall be the chairman of the management committee. The chairman shall have a casting vote.

                  (b)      The duties of the management committee shall include:

                           (i) reviewing the operations of the Company and Group Companies;

                           (ii) reviewing the detailed management accounts of the Company and Group Companies; and

                           (iii) reviewing the financial accounts of the Company and Group Companies

         2.6.4    Compensation Committee.

                  (a) The compensation committee, if any, shall consist of four (4) members, of which at least one member shall be a Director designated by CTVH as long as CTVH holds not less than twenty-five percent (25%) of the Ordinary Shares of the Company. A Director designated by the largest shareholder of the Company shall be the chairman of the compensation committee. The chairman shall have a casting vote.

                  (b) The duties of the compensation committee shall include:

                           (i)      determining remuneration policies; and

                           (ii) recommending the remuneration of senior officers, consultants and technical person-nel of the Company and Group Companies to the Board.

         2.6.5    Procedures for Committee Meetings.

                  Meetings of each committee shall be held in accordance with the following procedures:

                  (a) Meetings of each committee shall be held no less often than every six months and at such places and in any such manner as the members of such committee may from time to time decide.

                  (b) The quorum of the meeting of a committee shall be two members, and decisions shall be passed by simple majority.

                  (c) A resolution in writing circulated to all the members of a committee or their representatives and signed by all of the members or their representatives shall be as valid and effectual as if it had been passed at a duly held meeting of the committee. For such purposes, a signature sent by facsimile, or by email using a PDF file or some other similar electronic imaging software, shall be deemed a written signature.

2.7      Director Information.

         The Company shall furnish to each Director of the Board:

         (a) promptly after the delivery thereof, all management letters of accountants relating to the Company or any Group Company;

         (b) promptly upon any executive officer obtaining actual knowledge thereof and in any event promptly upon delivery or receipt by the Company or any Group Company of any notice relating thereto, written notification of:

                  (i) the occurrence of any default or breach under any material agreement to which the Company or any Group Company is a party; and

                  (ii) the commencement of any material legal or regulatory proceeding, action or investigation to which the Company or any Group Company is a party.

2.8      Officers.

         Unless stated otherwise in this Agreement, the Board shall have the absolute right, in its sole discretion, to appoint or remove senior officers of the Company or any Group Company (other than the CEO), with or without cause, subject to all Applicable Laws.


                        SECTION 3 SHAREHOLDERS' MEETINGS

3.1      Quorum.

         The quorum for meetings of the Shareholders of the Company shall be the presence of the duly authorized representative (whose authority shall be in writing) of each Shareholder at the commencement of the meeting.

3.2      Adjournment.

         If a quorum is not present within thirty (30) minutes of the time at which a Shareholders' meeting should have commenced at which such meeting was to have commenced according to the terms of the notice convening such meeting, the meeting shall stand adjourned to a place, and a time and on a date not sooner than the fifth (5th) day following the date on which the meeting was adjourned, of which adjournment the Shareholder not present shall forthwith be informed in writing of the meeting and the place, date and time for the resumption of the adjourned meeting. If within thirty (30) minutes after the time to which the meeting was adjourned as aforesaid, the quorum is still not present, the Shareholders then present shall constitute a quorum.

3.3      Actions Requiring Special Consent.

         Notwithstanding anything herein that may be to the contrary, each of the Shareholders undertakes to each other that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) that, in addition to any other approvals required by Applicable Law, the Restated Memorandum and the Restated Articles or any equivalent organizational documents of any Group Company, the following matters shall not be effected in relation to the Company or any Group Company, without the unanimous consent of the Shareholders:

        (a) the amendment, alteration, or repeal of any provision of the Restated Memorandum or Restated Articles, or the constitutional documents of any Group Company;

        (b) any alteration or reorganization of the share capital or registered capital of the Company or any Group Company, including, without limitation, reduction, consolidation, subdivision or conversion thereof, or the rights in respect of any share capital, but excluding any increase in the share capital;

        (c) except as provided herein, the payment or declaration of a distribution or dividend, including, without limitation, the redemption or repurchase of any such capital shares;

        (d) any issuance of capital share of the Company in class other than Ordinary Shares;

        (e) the merger, amalgamation or consolidation of the Company or any Group Company with any Person, or the sale, lease, exchange, transfer, contribution, Encumbrance or other disposition of all or substantially all of the consolidated assets of the Company or any Group Company (whether in an individual transaction or a series of related transactions), or the purchase or other acquisition of all or substantially all of the assets of another Person, or the reorganization of the Company or any Group Company;

        (f) any voluntary dissolution, winding-up or liquidation of the Company or any Group Company;

        (g) except as provided herein, any increase or decrease in the size of the Board or the board of directors or similar governing body of any Group Company;

        (h) any major corporate or financial commitment, expenditure or cash disbursement on the part of the Company or any Group Company that could result in a variance from the Company Annual Budget of greater than twenty percent (20%);

        (i) the giving of any guarantee or indemnity by the Company or any Group Company regarding or in connection with any borrowing, other than borrowings by the Company or a Group Company in the normal course of business;

        (j) any change in accounting principles of the Company or any Group Company, except as required by the Applicable Law;

        (k) the creation of any Encumbrance (other than those created by operation of law) with respect to assets of the Company or any Group Company, other than in the normal course of business; and

        (l) the consideration of and, as may be appropriate, the approval of any material diversification or investment, or a change of business, subject to the appropriate governmental approvals (if required).


              SECTION 4 RESTRICTIONS ON TRANSFER OF ORDINARY SHARES

4.1      Legends.

         Each certificate representing Ordinary Shares of the Company shall be stamped or otherwise imprinted with a legend in substantially the following form in the English language pursuant to this Agreement:

                  "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. COPIES OF THE SHAREHOLDERS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

4.2      Right of First Refusal.

         (a)      Parties' Respective Rights of First Refusal.

                  (i) Continental shall have the right to Transfer its Ordinary Shares provided that the other Shareholders then holding Ordinary Shares have first been offered the Ordinary Shares on the same terms as Continental proposes to accept in accordance with this Section
                           4.2. Any Transfer of Ordinary Shares to an Affiliate of Continental shall not require Continental to first offer the Ordinary Shares to be Transferred to the Other Shareholders.

                  (ii) Each Shareholder other than Continental shall have the right to Transfer its Ordinary Shares in the Company provided that such Shareholder has first offered Continental the Ordinary Shares on the same terms as the Shareholder that is selling proposes to accept in accordance with this Section 4.2. Any Transfer of Ordinary Shares to an Affiliate of CTVH shall not require CTVH to first offer the Ordinary Shares to be Transferred to Continental.

                  (iii) The transferee in relation to a Transfer permitted under this Section 4.2 shall execute and deliver to the Company an Adherence Agreement substantially in the form attached hereto as Schedule A, assuming the obligations of the transferring Shareholder with respect to the transferred shares.

         (b)      Transfer Notice.

                  Each Shareholder agrees that if at any time it plans to Transfer any of its Offered Ordinary Shares, then such Selling Shareholder shall give the Shareholder having a right of first refusal in relation to the Offered Ordinary Shares in accordance with Section 4.2(a) (the "RFR Shareholders") a written notice of its intention to make such Transfer ("First Transfer Notice"), which such First Transfer Notice shall include:

                  (i)      the number of Offered Ordinary Shares;

                  (ii)     the identity of the prospective transferee(s); and

                  (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

                  The First Transfer Notice shall certify that such Selling Shareholder has received a firm offer from a third party transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the First Transfer Notice. The First Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

         (c)      Purchase Notice.

                  Within thirty (30) days following the receipt of the First Transfer Notice (subject to extension as provided in Sections 4.2(d)(iii) and 4.2(d)(iv)), RFR Shareholders may exercise their right of first refusal by giving notice, pursuant to Sections 4.2(d), to the Selling Shareholder ("Purchase Notice"), with a copy to the Company. If an RFR Shareholder fails to deliver the Purchase Notice within thirty (30) days following the receipt of a First Transfer Notice, it may not exercise its right of first refusal in such Transfer.

         (d)      RFR Shareholders' Right of First Refusal.
                  ----------------------------------------

                  (i) If an RFR Shareholder elects to exercise its right of first refusal, its Purchase Notice shall set forth the number of Offered Ordinary Shares such Remaining Shareholder wishes to purchase, subject to a maximum of its right of first refusal pro rata amount, calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder.

                  (ii)     Immediately following the expiration of the thirty
                           (30) day period referred to in Section 4.2(c) above, the Selling Shareholder shall send out a second notice ("Second Transfer Notice") to each RFR Share-holder that exercised its right of first refusal regarding the First Transfer Notice ("Purchasing Shareholder"), with a copy to the Company, setting forth the number of shares that remain unpurchased from the First Transfer Notice ("Remaining Shares"). Each Purchasing Shareholder shall have fifteen (15) Business Days from the date of receipt of the Second Transfer Notice to purchase up to that portion of the Remaining Shares equal to the proportion that the number of Ordinary Shares held by such Purchasing Shareholder bears to the total number of Ordinary Shares held by all Purchasing Shareholders who wish to purchase the Remaining Shares by giving Notice to the Selling Shareholder ("Second Purchase Notice").

                  (iii) Should any Shareholder be wound-up, liquidated, placed under judicial management, whether provision-ally or finally and whether voluntarily or compulsorily (other than for the purposes of a recon-struction or amalgamation) then the Shareholder shall be deemed, on the day immediately preceding the occurrence of such event, to have offered all its Ordinary Shares in the Company to the other Share-holders, and the price per Ordinary Share shall be the greater of the original subscription price paid by the Selling Shareholder for such Offered Ordinary Shares (appropriately adjusted for share splits, share dividends, combinations and the like) or the fair market value of such Offered Ordinary Shares, which shall be a price determined in good faith by the Board reflecting the current value of the Offered Ordinary Shares in view of the present earnings and future prospects of the Company, determined within thirty (30) days after receipt by the RFR Sharehold-ers of the First Transfer Notice. In the event that the Selling Shareholder or his or her executor dis-agrees with such valuation as determined by the Board, the Selling Shareholder or his or her executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the RFR Shareholders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne by the Selling Shareholder or his or her estate. The thirty (30) day period specified in
                           Section 4.2(c) shall be extended to the fifth (5th) Business Day after a valuation pursuant to this
                           Section 4.2(d)(iii) has been determined to be final and binding.

                  (iv) In the event the consideration for the Offered Shares specified in a First Transfer Notice is payable in property other than cash and the Selling Shareholder and the RFR Shareholders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within thirty (30) days after such RFR Shareholders' receipt of the First Transfer Notice, the value of such property shall be determined by an independent appraiser to be mutually agreed upon by the Selling Shareholder and such RFR Shareholders (acting together) within one month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such RFR Shareholders. The cost of such appraisal shall be paid by the Shareholders whose value is the furthest away from the value determined by the inde-pendent appraiser. The thirty (30) day period speci-fied in Section 8.1(c) shall be extended to the fifth
                           (5th) Business Day after a valuation pursuant to this
                           Section 8.1(d)(iv) has been determined to be final and binding.

                  (v) The exercise (whether in full or in part) or non-exercise of any right of first refusal by any Remaining Shareholder to purchase or participate in one or more proposals to Transfer any Offered Ordinary Shares shall not adversely affect its rights to purchase or participate in subsequent Transfers of Offered Ordinary Shares.

                  (vi) Notwithstanding any rights or rights of first refusal in this Section 4.2, in the event the RFR Shareholders do not purchase all of the offered Ordinary Shares that remain available in the Second Transfer Notice, the Selling Shareholder may cancel all sales to RFR Shareholders and Transfer all of the Offered Ordinary Shares to the third party transferee(s) on the terms set forth in the First Transfer Notice.

4.3      Non-Exercise of Rights.

         Completion of the Transfer of the Offered Ordinary Shares to the third party transferee(s) set forth in the First Transfer Notice (and if applicable, the Purchasing Shareholders) shall occur no later than the later of (i) thirty (30) days after the receipt of the Second Transfer Notice or (ii) the determination of the value of the shares by an independent appraiser pursuant to Sections 4.2(d)(iii) and 4.2(d)(iv). If no RFR Shareholder elects to exercise the right of first refusal, all but not less than all Offered Ordinary Shares may be transferred in accordance with the First Transfer Notice. The Selling Shareholder shall procure, as a condition of the effectiveness of the Transfer of the Offered Ordinary Shares, that the third party transferee(s) assume the obligations of the Selling Shareholder under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Schedule A. Unless written consent of each RFR Shareholder is obtained, if such Transfer is not completed within the time period prescribed in this Section 4.3, or if any proposed terms or conditions with respect to the Transfer of the Offered Shares become more favorable to the proposed purchaser than those set forth in the First Transfer Notice, then such proposed Transfer shall again be subject to the right of first refusal, and the procedures in connection therewith, set forth in Section 4.2.

4.4      Disclosure to Proposed Transferees.

         Each holder of Ordinary Shares shall be entitled to disclose to any third party transferee(s) of Ordinary Shares any information, documents, or materials concerning the Company and Group Companies known to or in the possession of such holder, and the Company shall provide any assistance or cooperation reasonably requested by such holder or any third party transferee in connection with such third party transferee's due diligence investigation of the Company subject to appropriate nondisclosure arrangements.


                          SECTION 5 NPI PAYMENT RIGHTS

5.1 The Shareholders of the Company will be entitled to share in dividends of the Company and in the distribution of net proceeds upon a liquidation of the assets of Company according to their respective shareholdings in the Company, provided that if the shareholding in the Company in aggregate held by either CTVH or Continental, and only CTVH or Continental (as the case may be), (such party a "Selecting Shareholder") falls below 15%, then the Selecting Shareholder will have an once-off option, exercisable by notice to the other Shareholder, no later than 30 days after its aggregated shareholding falls below the aforementioned 15%, to:

        (a) continue to hold its Ordinary Shares to be entitled to receive its share of dividends of the Company according to its shareholding and to be liable to make equity contributions according to its shareholding in accordance with Section 9; or

        (b) to the extent permitted by law, redeem its Ordinary Shares in exchange for an annual payment, payable ninety (90) days after the financial year end of the Company or the date that the Company distributes dividends to its shareholders, whichever date is the later, (a "BVI NPI Payment") in respect of each financial year of the Company following the date of redemption, calculated at a fixed rate of 12.5% of the Net Profits, which BVI NPI Payments shall be subject to the following provisions:

                (i) subject to subclauses (ii), (iii) below, BVI NPI Payments will not accrue or be payable to the Selecting Shareholder until after the other Shareholder or Shareholders (as the case may be) have recovered through their receipt of dividends from the Company all of their "BVI Excess Investment" (as defined below);

                (ii) in respect of any financial year before BVI NPI Payments have accrued and become payable in accordance with subclause (i) above, and provided that in any event that the Company has BVI Net Profits of no less than US$2 million, the Selecting Shareholder shall be entitled to a fixed interim payment of US$250,000;

                (iii) once BVI NPI Payments have accrued and become payable in accordance with subclauses (i) and (ii) above, then the first US$250,000 of the BVI NPI Payments for each year shall be paid to the Selecting Shareholder, and the remaining amounts accrued, on an aggregated basis, shall be reduced by the amount of any interim payments the Selecting Shareholder has received in accordance with subclause (ii) above until all such previously paid fixed interim amounts have been accounted for as a credit to the amounts otherwise due to the Selecting Shareholder; and

                (iv) the Company shall provide the Selecting Shareholder with an audit certificate evidencing the calculation of the BVI NPI Payment for that year.

5.2 The term "BVI Excess Investment" means all loan and equity capital invested, provided and or contributed to the Company by the other Shareholders, as well as any additional investment not accounted for in such loan or equity capital and made by the other Shareholders in relation to the Company, Group Companies and the Property directly or indirectly under the terms hereof and not otherwise accounted for as part of the Company's loan or equity capital after the point at which the shareholding of the Selecting Shareholder falls below 15% of the total shareholders equity capital, plus interest on such funds at the interest rate published calculated in accordance with the prime overdraft rate charged by the Bank of Montreal, Canada to its corporate customers.

5.3 The Parties will enter into a Net Profits Agreement concurrently with such Shareholders exercising their option to receive the Net Profits, in a form satisfactory to the other Shareholders. An example of the calculations above is attached as Schedule B.


                          SECTION 6 EXPLORATION BUDGETS

6.1      Business.

         The business of the Group Companies shall be the exploration for minerals on and under the Property, the compilation of a bankable feasibility study on exploiting the minerals on and under the Property, and the mining and beneficiation of the minerals on and under the Property.

6.2      Exploration Programs and Budgets.

         The Company and Group Companies' exploration operations shall be conducted, expenses shall be incurred, and assets shall be acquired only pursuant to an approved exploration program and budget. The Parties undertake to set the term of each exploration program and budget so that the program runs over the same period as the Company's financial year after completion of the First Expenditure Period or the Second Expenditure Period (as the case may be).

6.3      Preparation of Exploration Programs and Budgets.

         (a) Continental shall prepare "the Continental Exploration Program" and submit its Continental Exploration Program to each Director no later than forty-five (45) days after the end of the existing Continental Exploration Program, for the Directors' review and adoption in accordance with Section 6.4.

         (b) The annual expenditure under a Continental Exploration Program shall be at least US$1,000,000, except that if the expenditure under the previous Continental Exploration Program exceeded the budgeted expenditure amount, then the excess amount ("Excess Amount") shall be credited toward such minimum US$1,000,000 budgeted annual expenditure for the subsequent Continental Exploration Program. In the event that the budgeted expenditure for a Continental Exploration Program is less than US$1,000,000, then the shortfall shall nonetheless be budgeted for and Continental shall in any case invest no less than US$1,000,000 in Ordinary Shares of the Company except in the event where there is an Excess Amount in which event the amount invested by Continual shall be no less than the difference between US$1,000,000 and the Excess Amount. Any amounts so invested shall be first used to fund expenditure under a subsequent Continental Exploration Program.

        (c) Continental may elect to provide suitable engineering expertise to the Company and Tianyuan, charged at the market rates contemplated under the terms of the Continental Exploration Program approved by the Board, and the Company and Tianyuan shall engage personnel recommended by Continental to operate all the engineering programs. Continental may elect to have the costs of such provision of expertise be either (i) reimbursed to it by Tianyuan or (ii) credited as Continental's expenditure incurred in relation to the Property. The costing of such services shall be approved as a separate budget item in accordance with Section
               2.3. This Section shall apply mutatis mutandis to CTVH if it proposes a CTVH Exploration Program.

6.4      Review and Adoption of Proposed Programs.

         (a) Within fourteen (14) days of receipt of a proposed Continental Exploration Program, each Director shall provide their comments or proposed modifications to the proposed Continental Exploration Program, if any, to Continental. Failure to provide comments or modifications shall not preclude a Director from voting for or against the adoption of a Continental Exploration Program.

         (b) No earlier than fourteen (14) days, but no later than twenty-eight (28) days after submitting the proposed Continental Exploration Program to the Directors, Continental shall submit the Continental Exploration Program, as amended in his sole discretion to take account of Directors' comments and proposed modifications, to the Board.

         (c) Within fourteen (14) days after receipt of the Continental Exploration Program, the Board and the Tianyuan Board shall convene in accordance with Sections 2.3 and 2.4 for the purpose of reviewing and voting upon the Continental Exploration Program. The Board shall give its written notice to all Shareholders as to whether it has approved or rejected the Continental Exploration Program. In the event that the Board approves the Continental

               Exploration Program with the exception of the budget items relating to services to be rendered by a Shareholder or its Affiliates to the Company or a Group Company, the CEO will be entitled to continue the operations of the Company in accordance with such Continental Exploration Program excluding the unapproved budget items and the Shareholders will meet to resolve the outstanding budgetary items. Until such time that the Shareholders resolve the outstanding budgetary items, the CEO shall be entitled to incur expenditures for those items up to the limit approved for those items under the previous Continental Exploration Program having been approved by the Board.

         (d) If the Board rejects the Continental Exploration Program, the Shareholders shall meet within fourteen (14) days in order to determine a new exploration program and budget and in the event that the Shareholders are unable to agree on a new exploration program and budget within twenty -eight (28) days of the Board rejecting the Continental Exploration Program, the matter shall be referred for arbitration in terms of
                  Section 15.10.

         (e)   Notwithstanding  the  foregoing,   any  Continental   Exploration
               Program may be approved and adopted by the unanimous written consent of the Board.

6.5 In the event that Continental fails to submit or fund a Continental Exploration Program in accordance with Section 6.3 upon expiry of the First Expenditure Period (or if Continental exercises the Second Option (as defined in the Option Agreement), then upon expiry of the Second Expenditure Period), CTVH shall be entitled to submit the CTVH Exploration Program no later than sixty (60) days after the end of the existing exploration program and budget to the Board for approval and Continental undertakes that it will approve and Continental will cause the directors it designated to approve the CTVH Exploration Program if it is in accordance with sound mining and applicable industry standards and practices in China.

6.6      In the event that Continental:

         (a)      does not elect to fund the CTVH Exploration Program;

         (b) elects to fund less than US$1,000,000 of the funding required under the terms of the CTVH Exploration Program; or

         (c) elects to fund less than its pro rata share of the CTVH Exploration Program if that is less than US$1,000,000.

         then CTVH shall be entitled to implement its proposed exploration program according to the CTVH Exploration Program and CTVH may elect to assume the operatorship, management and administration of the CTVH Exploration Program. In the event that Tianyuan undertakes a CTVH Exploration Program, the Board voting procedures as set out in Section 2.1(h) will apply.

6.7 In the event that Continental submits a Continental Exploration Program in any period during which CTVH has assumed the operatorship, management and administration under a CTVH Exploration Program, the operatorship, management and administration of the exploration program and budget under the Continental Exploration Program following the expiration of the CTVH Exploration Program shall revert to Continental and Continental shall have a casting vote for all matters before the Board so long as Continental holds 50% or more of the shares of the Company.

6.8 The provisions of Section 6.3 will apply mutatis mutandis to CTVH and the provisions of 6.5 will apply mutatis mutandis to Continental if CTVH's shareholding rises above 50%.

6.9      Program Review.

         The progress of each Continental Exploration Program and each CTVH Exploration Program adopted by the Board shall be reviewed at least quarterly at meetings of the Board.


                        SECTION 7 COMPANY ANNUAL BUDGETS

7.1      Company Annual Budgets.

         The Company's operations shall be conducted, expenses shall be incurred, and assets shall be acquired only pursuant to an approved annual budget which shall include on a consolidated basis the Tianyuan Annual Budget approved in terms of Section 8 or the Continental Exploration Budget or CTVH Exploration Budget (as the case may be) approved in terms of Section 6. The annual budget shall include a two-year rolling forecast.

7.2      Preparation of the Company Annual Budget.

         The CEO shall on an annual basis prepare and submit a proposed Company Annual Budget to each Director no later than forty-five (45) days before the end of the current financial year, for the Directors' review in accordance with Section 7.3. The provision of services by a Shareholder or its Affiliates to the Company or a Group Company and the costing of such services shall be approved as separate budget items in accordance with Section 2.3.

7.3      Review and Adoption of Company Annual Budget.

         (a) Within fourteen (14) days of receipt of a proposed Company Annual Budget, each Director shall provide their comments or proposed modifications to the proposed Company Annual Budget, if any, to the CEO. Failure to provide comments or modifications shall not preclude a Director from voting for or against the adoption of a Company Annual Budget.

         (b) No earlier than fourteen (14) days, but no later than twenty -eight (28) days after submitting the proposed Company Annual Budget to the Directors, the CEO shall submit the Company Annual Budget, as amended in his sole discretion to take account of Directors' comments and proposed modifications, to the Board.

         (c) Within fourteen (14) days after receipt of the Company Annual Budget, the Board shall convene for the purpose of reviewing and voting upon the Company Annual Budget. The Board shall give written notice to all Shareholders as to whether it has approved or rejected the Company Annual Budget. In the event that the Board approves the Company Annual Budget with the exception of the budget items relating to services to be rendered by a Shareholder or its Affiliates to the Company or a Group Company, the CEO will be entitled to continue the operations of the Company in terms of the Company Annual Budget, excluding the unapproved budgetary items, and the Shareholders will meet to resolve the outstanding budgetary item. The CEO may incur expenditure for unapproved budget items if such budget items were approved in the previous year's Company Annual Budget having been approved by the Board.

         (d) If the Board rejects the Company Annual Budget, the Shareholders shall meet within fourteen (14) days in order to determine a new Company Annual Budget and in the event that the Shareholders are unable to agree on a new Company Annual Budget within twenty -eight (28) days of the Board rejecting the Company Annual Budget, the CEO shall be entitled to operate the Group Companies under the terms of the then existing approved Company Annual Budget until such time as the Board approves a new Company Annual Budget.


                        SECTION 8 TIANYUAN ANNUAL BUDGETS

8.1      Tianyuan Annual Budgets.

         Tianyuan's operations shall be conducted, expenses shall be incurred, and assets shall be acquired only pursuant to an approved annual budget. During the period that the Company operates under either a Continental Exploration Program or a CTVH Exploration Program (as the case may be), the Continental Exploration Program or a CTVH Exploration Program (as the case may be) shall be the deemed to be the Tianyuan Annual Budget. The annual budget shall include a two year rolling forecast.

8.2      Preparation of the Tianyuan Annual Budget.

         The General Manager shall on an annual basis prepare and submit a Tianyuan Annual Budget to each Tianyuan Director no later than sixty
         (60) days before the end of the current financial year, for the Tianyuan Directors' review in accordance with Section 8.3. Continental may elect to provide suitable engineering expertise, charged at market related rates, as agreed in terms of the annual exploration budget and program approved by the Board, to the Company and Tianyuan, and the Company and Tianyuan shall engage personnel recommended by Continental to operate such engineering programs. Continental may elect to have the costs of such provision of expertise be either (i) reimbursed to it by Tianyuan or (ii) credited as Continental's expenditure incurred in relation to the Property. The costing for such services shall be approved as separate budget items in accordance with Section 2.3. This
         Section 8.2 shall apply mutatis mutandis to CTVH if it proposes a CTVH Exploration Program.

8.3      Review and Adoption of Tianyuan Annual Budget.

         (a) Within fourteen (14) days of receipt of a proposed Tianyuan Annual Budget, each Tianyuan Director shall provide their comments or proposed modifications to the proposed Tianyuan Annual Budget, if any, to the General Manager. Failure to provide comments or modifications shall not preclude a Tianyuan Director from voting for or against the adoption of a Tianyuan Annual Budget.

         (b) No earlier than fourteen (14) days, but no later than twenty -eight (28) days after submitting the proposed Tianyuan Annual Budget to the Tianyuan Directors, the General Manager shall submit the Tianyuan Annual Budget, as amended in his sole discretion to take account of the Tianyuan Directors' comments and proposed modifications, to the Tianyuan Board.

         (c) Within fourteen (14) days after receipt of the Tianyuan Annual Budget, the Tianyuan Board shall convene for the purpose of reviewing and voting upon the Tianyuan Annual Budget. In the event that the Board approves the Tianyuan Annual Budget with the exception of the budget items relating to services to be rendered by a Shareholder or its Affiliates to the Company or a Group Company, the General Manager will be entitled to continue the operations of the Company in terms of the Tianyuan Annual Budget and the Shareholders will meet to resolve the outstanding budgetary item. The General Manager may incur expenditure for unapproved budget items up to the limit approved for such items in the previous year's Tianyuan Annual Budget having been approved by the Tianyuan Board.

         (d) If the Tianyuan Board rejects the Tianyuan Annual Budget, the Shareholders shall meet within fourteen (14) days in order to determine a new Tianyuan Annual Budget and in the event that the Shareholders are unable to agree on a new Tianyuan Annual Budget within twenty -eight (28) days of the Tianyuan Board rejecting the Tianyuan Annual Budget, the General Manager shall be entitled to operate Tianyuan under the terms of the then existing approved Tianyuan Annual Budget until such time as the Tianyuan Board approves a new Tianyuan Annual Budget


                        SECTION 9 FUNDING OF THE COMPANY

9.1 Continental having completed its investment into the Company in connection with the First Option or Second Option (as the case may be) as provided in the Option Agreement, the Board may from time to time by simple majority resolution determine that the Company requires additional funding in accordance with a Company Annual Budget having been approved by the Board. The then Shareholders of Company shall have first right to supply such additional funding.

9.2 In the event that the Board determines by simple majority resolution that the Company requires additional funding in accordance with the terms of an approved Company Annual Budget, the Shareholders shall agree to make either equity contributions or shareholders loans to

         Company. If the Shareholders cannot reach agreement on the form of funding, the funding will be in the form of shareholders equity and the Company shall undertake an issuance of Ordinary Shares to permit such funding.

9.3      Pre-emptive Right.

         The Company hereby grants to each Shareholder a right of first refusal to subscribe for its pro rata share of any such increase in shareholders equity capital that the Company may, from time to time, propose. A Shareholder's "pro rata share", for purposes of this pre-emptive right, shall be determined according to the number of Ordinary Shares owned by such Shareholder immediately prior to the issuance of the Ordinary Shares in relation to the total number of Ordinary Shares outstanding immediately prior to the issuance of the Ordinary Shares. Each Shareholder shall have a right of over-allotment such that, if any Shareholder fails to exercise its right hereunder to subscribe for its pro rata share of the increase in shareholders equity capital, the other Shareholders may subscribe for the non-subscribing Shareholder's portion on a pro rata basis in accordance with Section
         9.4 below.

9.4      Issuing Of Ordinary Shares:   Procedures.

         (a)      First Participation Notice.

                  In the event that the Company proposes to undertake an issuance of Ordinary Shares, it shall give to each Shareholder Notice indicating its intention to issue Ordinary Shares, describing the amount of shareholders' equity that the Company proposes to raise and the general terms upon which the Company proposes to issue such Ordinary Shares ("First Participation Notice"). Each Shareholder shall have thirty (30) Business Days from the date of receipt of any such First Participation Notice to agree in writing to subscribe for such Shareholder's pro rata share of such shareholders equity upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating in such notice the quantity of shareholders equity to be subscribed for (not to exceed such Shareholder's pro rata share). If any Shareholder fails to so agree in writing within such thirty
                  (30) Business Day period to subscribe for such Shareholder's full pro rata share of the shareholders' equity, then such Shareholder shall forfeit the right hereunder to subscribe for that part of its pro rata share of such shareholders equity that it did not so agree to subscribe.

         (b)      Second Participation Notice; Oversubscription.

                  If any Shareholder fails to exercise its rights under the First Participation Notice in full in accordance with subsection (a) above, the Company shall promptly give each Shareholder that has exercised its rights under the First Participation Notice in full ("Participating Shareholder") a Second Participation Notice indicating the amount of shareholders equity remaining available for subscription. Each such Participating Shareholder shall have five (5) Business

                  Days from the date of receipt of the Second Participation Notice to elect by written notice to the Company to subscribe for that portion of the remaining shareholders' equity equal to the proportion that the number of Ordinary Shares held by such Participating Shareholder bears to the total number of Ordinary Shares held by all Participating Shareholders who wish to subscribe for the remaining shareholders' equity. If the shareholders equity made available for subscription is not fully subscribed for by the Shareholders following issuance of the Second Participation Notice, the Board may invite investors who are not Shareholders to subscribe for the shareholders equity still available for subscription, subject to the investors being acceptable to the Shareholders and becoming party to this Agreement in accordance with Section 15.5(b).

9.5      Failure to Exercise.

         In the event that the Shareholders together fail to subscribe for all the Ordinary Shares offered in terms of Section 9.4, the Company may reduce the amount of Ordinary Shares to be subscribed for to an amount equal to the amount subscribed, or it may offer any unsubscribed Ordinary Shares to third parties approved by the holder of a majority of Ordinary Shares upon terms not more favorable to the third parties than specified in the First Participation Notice. In the event that the Company has not issued and sold such Ordinary Shares within ninety (90) days after the Shareholders receipt of the First Participation Notice, then the Company shall not thereafter issue or sell any Ordinary Shares without again first offering such Ordinary Shares to the Shareholders pursuant to Section 9.4.

9.6      Timing of Subscription.

         The payment for Ordinary Shares by Shareholders pursuant to this
         Section 9.6 shall occur no later than the time stipulated by the Board, provided, however, that the Board shall not require payment earlier than thirty (30) days following the Shareholders' receipt of the First Participation Notice (or the Second Participation Notice, if such is given).

9.7      Termination.

         The right of each Shareholder under this Section 9 shall terminate upon such Shareholder ceasing to hold any Ordinary Shares.

9.8      Board Voting for New Issuance of Shares.

         Where CTVH and Continental subscribe the shares to be issued in accordance with the above, the new issuance of shares shall be approved by the Board with a simple majority.

9.9      Formula for Issuance of New Shares by Company.

         (a) If Continental has exercised the First Option but not the Second Option under the Option Agreement:

                  (i)      Determination of Shareholders Interest.

                           CTVH's shareholders interest = A divided by (A plus

                           B), expressed as a percentage.

                           Continental's shareholders interest = B divided by (A plus B), expressed as a percentage.

                           Where:

                           A = The aggregate amount of contributions, including share capital and surplus, to the Company, expressed as a US$ amount after Continental has completed its required expenditure in relation to the First Option, if any, plus US$5,000,000 as a deemed amount for the purpose of calculating CTVH's shareholders interests, less subscription monies paid to acquire CTVH's pro rata number of shares in relation to the First Option.

                           B = the aggregate amount of contributions, including share capital and surplus, to the Company, expressed as a US$ amount, after Continental has completed its required expenditure in relation to the First Option if any, plus US$5,000,000.

                  (ii)     Determination of number of shares to be issued.

                           The Company will issue at par the number of shares required to equate the shareholding of the Shareholders with their respective shareholders interests as calculated above and the balance of the subscription price will be allocated to the surplus account of the Company.
                           An example calculation is appended as Schedule C.

                  In the event that the Company has Shareholders other than Continental and CTVH, the formula will be amended to include such other Shareholders.

         (b) If Continental has exercised the Second Option under the Option Agreement and has completed its expenditure under the Second Option, then:

                  (i)      Determination of Shareholders Interest.

                           CTVH's shareholders interest = A divided by (A plus
                           B), expressed as a percentage

                           Continental's shareholders interest = B divided by (A plus B), expressed as a percentage.

                           Where:

                           A = The aggregate amount of contributions, including share capital and surplus, to the Company, expressed as a US$ amount after Continental has completed its required expenditure in relation to the Second Option, if any, plus US$5,333,330 as a deemed amount for the purpose of calculating

                                    CTVH's shareholders interests, less
                                    subscription monies paid to acquire ABC's pro rata number of shares in relation to the First and Second Option.

                           B = the aggregate amount of contributions, including share capital and surplus, to the Company, expressed as a US$ amount, after Continental has completed its required expenditure in relation to the Second Option, if any, plus US$8,000,000.

                  (ii)     Determination of number of shares to be issued.
                           ----------------------------------------------

                           The Company will issue at the nominal value the number of Ordinary Shares required to equate the shareholding of the parties with their respective shareholders interests as calculated above and the balance of the subscription price will be allocated to the surplus account of the Company.

                           An example calculation is appended as Schedule C.

         In the event that the Company has Shareholders other than Continental and CTVH, the formula will be amended to include such other Shareholders.

9.10     Bank Accounts.

         The Group Companies shall from time to time open an account or accounts with such bank or banks as the Board may determine, such accounts to be maintained in the name of the relevant Group Company. All monies from time to time received by, or on account of, the Group Companies shall be deposited forthwith preferably by electronic transfer in such Group Company accounts and all disbursements on account of the Group Companies shall be drawn upon such Group Company account or accounts. Such persons as may from time to time be designated by resolution of the Board, may draw cheques in the name of the Group Companies and may sign, endorse and accept in the name of the Group Companies, any bills, notes, cheques, drafts or other instruments for the purpose of the Business of the Group Companies, subject to such restrictions as may from time to time be prescribed by the Board.


                        SECTION 10 MANAGEMENT STRUCTURES

10.1 The Company shall have a management organization that is under the leadership of the CEO, who shall be an individual nominated by the Shareholder holding the largest number of Ordinary Shares of the Company and appointed by the Board. In the event that Tianyuan is operating a CTVH Exploration Program, CTVH shall have the right to remove and nominate the CEO.

10.2 The Company shall cause Tianyuan to set up a management organization that is under the leadership of the General Manager, who shall be an individual nominated by the CEO of the Company and appointed by the Tianyuan Board by simple majority vote.

10.3 In the event that Tianyuan is operating a CTVH Exploration Program, CTVH shall have the right to remove any of the personnel of Tianyuan and appoint replacement personnel for the duration of the CTVH Exploration Program.


                          SECTION 11 CERTAIN COVENANTS

11.1     Covenants of the Company.

        (a)    Accounting;   Financial   Statements   and   Other   Information;
               Inspection Rights.

               The Company covenants to the each of the Shareholders as follows:

                (i) Accounting. The Company shall maintain and cause each Group Company to keep complete accounts and records, maintain a system of accounting established and admini-stered in accordance with GAAP, and shall set aside on its books and cause each Group Company to set aside on its books, all such proper reserves as shall be required by GAAP and the Board. The Company shall engage an international firm of auditors to audit its accounts and annual financial statements and to prepare an audit report and KPMG shall be the initial auditors of the Company appointed by the Board.

                (ii)     Financial Statements and Other Information.

                           The Company shall deliver to the Shareholders and the Selecting Shareholder (as the case may be), promptly after the period covered thereby, and in any event within ninety (90) days thereafter, annual audited financial statements of the Company and each Group Company, prepared in accordance with GAAP and certified by an independent reputable international certified public accounting firm or an Affiliate thereof approved by the Board.

                           The Company shall deliver to the Shareholders then holding more than ten percent (10%) of the outstanding Ordinary Shares:

                           (A) promptly after the period covered thereby, and in any event within thirty (30) days thereafter, quarterly unaudited financial statements of the Company and each Group Company, prepared in accordance with GAAP,

                           (B) monthly operational and management reports or reviews detailing key operational performance indicators of the Company and each Group Company within thirty (30) days after the end of each month,

                           (C) copies of any resolutions, minutes or written consents of the Board or committees of the Company (or similar bodies for any Group Company), or the Shareholders of the

                                    Company or any Group Company, in each case within fourteen (14) days following the date of the applicable meeting or within five (5) days following the complete execution of the unanimous written consent,

                           (D) no later than thirty (30) days before the commencement of each financial year, the Company Annual Budget for the upcoming financial year of the Company and each Group Company,

                           (E) general communications from the Company or any Group Company to its shareholders, directors or the public at large,

                           (F) reports or other materials filed by the Company or any Group Company with any Governmental Authority;

                           (G) notice of any material adverse event, condi-tion or litigation affecting the Company or any Group Company,

                           (H) such other information and copies of documents concerning the business and operations of the Company or any Group Company as the Shareholder may request including without limitation, information and returns on Taxes, Governmental Approvals and Consents; and

                           (I) any information that such Shareholder reasonably requests in connection with any domestic or foreign tax or other governmental filing to be made by such Shareholder or its Affiliates, provided that such Shareholder reimburses the Company for the incidental out-of-pocket costs incurred by the Company in preparing and delivering any such information (including reasonable costs in respect of the Company's own personnel and facilities).

                (iii)    Inspection Rights.

                           The Company shall permit any representative designated by any Shareholder holding no less than ten percent (10%) of the outstanding Ordinary Shares of the Company, at such Shareholder's expense, to visit and inspect any of the properties or assets of the Company or any Group Company, including its and their books of account (and to make copies thereof and to take extracts therefrom), and to discuss its and their affairs, Taxes, finances and accounts with its and their officers or employees, all at such reasonable times and as often as may be reasonably requested; provided, however, that such rights shall be exercised in a manner so as not to materially and adversely disrupt the ordinary course of business of the Company or any Group Company.

                           The Company shall permit any international accounting firm designated by the Selecting Shareholder, at the Selecting Shareholder's expense, to inspect the books of account of the Company or any Group Company (and to make copies thereof and to take extracts therefrom), all at such reasonable times and as often as may be reasonably requested; provided, however, that such rights shall be exercised in a manner so as not to materially and adversely disrupt the ordinary course of business of the Company or any Group Company.

        (b)      Insurance.

                 The Company shall, and shall cause each Group Company to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business in the country or countries in which each of the Company and the Group Company conducts its business, in such amounts as are customarily carried under similar circumstances by such other corporations in such countries. In addition, the Company shall maintain with sound and reputable insurers, insurance with respect to actions of the Board and the officers of the Company in amounts and with insurance carriers satisfactory to Shareholders.

        (c)      Disclosure and Cooperation with Respect to Transfers.

                 Upon the request of any Shareholder, the Company shall:

                (i) promptly supply to such Shareholder or its third party transferees permitted hereunder, all information regarding the Company required to be delivered in connection with such transfer, if applicable, provided that such transferee enters into a reasonable and customary confidentiality agreement with respect to such information; and

                 (ii) otherwise cooperate and take all other actions as reasonably requested by such Shareholder in connection with any transfer.

        (d) Compliance with Applicable Laws; Maintenance of Governmental Approvals.

                (i) The Company shall (and shall cause each Group Company to) comply at all times in all material respects with all Applicable Laws applicable to the Company or any Group Company.

                (ii) The Company shall, and shall cause each Group Company, as applicable, to:

                        (1) keep in full force and effect all such Govern-mental Approvals and Consents, that may be required for:

                                    (a)     the carrying on of its business and
                                            the business of each Group Company,
                                            in each case as it is presently
                                            carried on and is contemplated to be
                                            carried on, and

                                    (b)     the exercise by any Shareholders of
                                            its rights and remedies under any of
                                            such agreements to which it is a
                                            party.

                           (2) obtain any other Governmental Approvals and Consents required to be obtained, as soon as such Governmental Approvals and Consents become necessary.


                       SECTION 12 TERMINATION OF AGREEMENT

12.1 This Agreement shall terminate with respect to each Shareholder at the time at which such Shareholder ceases to own any Ordinary Shares of the Company, except that such termination shall not affect:

         (a) rights perfected or obligations incurred by such Shareholder under this Agreement prior to such termination, and

         (b)   obligations   expressly  stated  to  survive  such  cessation  of
               ownership of any Ordinary Shares of the Company.

                    SECTION 13 REPRESENTATIONS AND WARRANTIES

13.1       Representations and Warranties of the Warrantors.

         The Warrantors hereby jointly and severally represent and warrant to Continental that on the date of this Agreement:

         (a) Each of the Group Companies, the Company, Tianyuan and CTVH is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) Each of the Warrantors and the Group Companies has full power and authority, and has obtained all necessary consents and approvals to enter into this Agreement and to exercise its rights and perform its obligations under this Agreement. All corporate and other actions required to authorize the execution and delivery of this Agreement and the performance of the obligations in this Agreement has been duly taken by the Warrantors and the Group Companies.

         (c) Each of the Warrantors has full capacity to enter into this Agreement.

         (d) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of, or accelerate the performance required by, any agreement to which each of the Warrantors is a party;

         (e) The execution and delivery of this Agreement and the agreements contemplated hereby by the Warrantors will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to the Warrantors (as the case may be) or their respective constitutional documents (as the case may be);

         (f) This Agreement constitutes a legal, valid and binding obliga-tion of each of the Warrantors.

 13.2    Representations and Warranties of Continental.

         Continental hereby represents and warrants to CTVH, the Company, Tianyuan, and WZ that on the date of this Agreement:

         (a) It is a company duly organized, validly existing and in good standing under the laws of the province of British Columbia;

         (b) It has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

         (c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of, or accelerate the performance required by, any agreement to which it is a party;

         (d) The execution and delivery of this Agreement and the agreements contemplated hereby by it will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to it or of its constitutional documents; and

         (e) This Agreement constitutes a legal, valid and binding obliga-tion of Continental.

 13.3    Survival.

         The representations and warranties in this Section 13 are conditions on which the Parties have relied in entering into this Agreement and shall survive until the termination of this Agreement. The Parties confirm for the avoidance of doubt that no Party may make a claim against another Party for a breach of any representation or warranty in this
         Section 13 if such breach has no adverse effect on the benefits, rights or interests of the Party entitled to make a claim.


                   SECTION 14 OBLIGATIONS AND LIABILITY OF WZ

14.1 Obligations.

         WZ shall actively assist Continental, the Company, Group Companies and Tianyuan to apply for and maintain the Governmental Approvals and other approvals, registrations, licenses, permits, authorizations and support necessary or desirable in order for the Company and Tianyuan to undertake the exploration and development of the Property and for Continental to participate in those activities. The parties confirm for the avoidance of doubt that by agreeing to provide his active assistance, WZ does not guarantee to the other parties that such Government Approvals or such other approvals, registrations, licenses, permits, authorizations and support will be available.

14.2     Liability.

         WZ's hereby agrees that he shall be liable to Continental for any breach of any representation or warranty under Section 13.1 and such aggregated liability under Section 13.1 shall not exceed USD$2,000,000. Unless terminated earlier by the relevant provision(s) of this Agreement, WZ's liability to Continental under Section 13.1 shall be terminated two years from the date of this Agreement.

                            SECTION 15 MISCELLANEOUS

15.1     Area of Interest.

         Continental, CTVH and WZ agree that if any of them either becomes aware of any interests in any mineral properties within 10 kilometres of the perimeter of the Property that may be available for purchase, or if it actually makes a purchase of such interests, that any such interests will first be offered to Tianyuan for purchase at that party's cost of acquisition as paid or payable to a third party, with the decision as to whether Tianyuan should purchase the interest being at the sole discretion of the Tianyuan Board. The Tianyuan Board shall make a decision whether to purchase such interests within twenty (20) days after Tianyuan is offered to purchase such interests. The directors appointed by the party (or the party itself if it is a director) shall abstain from voting on the acquisition of the mineral property in question. If the Tianyuan Board cannot make a decision within such time period, Tianyuan shall be deemed to have waived the right to purchase such interests.

15.2      Laws, Customs and Traditions in Tibet.

          Each Party acknowledges that it will comply with all laws and regulations applicable in Tibet.

          The Parties shall make reasonable efforts to cause their employees to comply with the laws and regulations applicable in Tibet, and not to engage in any activities, or spread any information, while in Tibet that may reasonably be expected to adversely affect Tibet's political stability or national harmony or to offend Tibet's customs and traditions. Such efforts will include:

          (a) Training employees on the laws and regulations applicable in, and the customs and traditions of, Tibet and the standards of behavior to be maintained while working in Tibet. CTVH shall assist Continental to prepare and deliver the training;

          (b) To the extent allowed by law, providing in all employment agreements that the employer has the right to terminate the employment of any employee who commits a serious breach of such standards of behavior;

          (c) To the extent allowed by law, terminating the employment of employees who commit a serious breach of such standards of behavior, provided that the Company has received notice of such breach from the public security bureau or other government department with authority over the employee.

          If any Party breaches the requirements of this Section 15.2, it must commence to remedy the breach on receipt of notice of such breach and complete remedy of the breach within one year of receiving the notice of such breach, as well as use its reasonable endeavors to mitigate the damages.

15.3      Notices.

         All notices, requests, demands, approvals, consents, waivers or other communications required or permitted to be given hereunder (each, a "Notice") shall be in writing and shall be (a) personally delivered,
         (b) transmitted by telecopy facsimile, provided that the original copy thereof also is sent by pre-paid, first class, certified or registered mail or by next-day or overnight mail or courier or by an internationally recognized express delivery service, (c) sent by first class, registered or certified mail or by next-day or overnight mail or courier return receipt requested, postage and charges prepaid, or (d) delivered by an internationally recognized express delivery service with all postage and charges prepaid:

        (a) if to any Shareholder, at the address set forth on the Registry of Members of the Company, or at such other address as the Shareholder may specify in a Notice to the Company; and

        (b)    if to the  Company,  at  Suite  1020 - 800  West  Pender  Street,
               Vancouver, British Columbia, Canada, V6C 2V6, Fax: (1 604) 684-8092 or at such other address as may have been furnished by the Company in a Notice to the other Parties.

         Any Notice shall be deemed effective or given upon receipt (or refusal of receipt).

15.4      Confidentiality.

         (a)      Disclosure of Terms.

                  Confidential Information, including the existence of such Confidential Information, shall not be disclosed by any Party to any third party during the term of this Agreement and for two (2) years thereafter, except in accordance with the provisions set forth below.

         (b)      Permitted Disclosures.

                  Notwithstanding the foregoing any Party may disclose any of the Confidential Information to its (i) respective employees, contractors and advisors where such disclosure of Confidential Information is required for such Party to undertake the activities contemplated by this Agreement, or (ii) current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations;

         (c)      Legally Compelled Disclosure.

                  In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the Confidential Information in contravention of the provisions of this Section 15.4, such Party shall provide the other parties with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Party disclosing Confidential Information shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any such other non-disclosing Party.

           (d)    Relief.

                  The Group Companies and Shareholders acknowledge that monetary damages may not be a sufficient remedy for an unauthorized disclosure of Confidential Information and that in the event of such disclosure by any Party to this Agreement, the other Party shall be entitled, without waiving any other rights or remedies, to seek injunctive relief or similar judicial or administrative remedies.

15.5      Binding Effect; Assignment.

         (a) Assignment. Except as otherwise provided in this Agreement, the rights of each Shareholder shall be transferred to any person who acquires shares of the Company in a Permitted Transfer, and who becomes a "Shareholder" hereunder pursuant to their execution of an Adherence Agreement. Any such transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 15.5.

         (b) Adherence Agreement. Any Shareholder Transferring Ordinary Shares of the Company shall procure that the transferee shall execute and deliver to the Company an Adherence Agreement substantially in the form and substance attached hereto as Schedule A, thereby assuming the rights and obligations of such Shareholder under this Agreement. Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be a Shareholder hereunder. By their execution hereof, each of the Parties appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 15.5(b).

15.6      Severability.

         Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

15.7     Amendments.

         Except as otherwise provided in this Agreement, any provision of this Agreement may be amended only with the written consent of the Company, Tianyuan and the Shareholders. The observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) as to any Party only with the written consent of that Party and any Party may waive any of its rights hereunder without obtaining the consent of any other Party. Any amendment or waiver effected in writing in accordance with this Section
         15.7 shall be binding upon the Company, Tianyuan, each Shareholder, and their respective successors in interest.

15.8     Entire Agreement.

         This Agreement, together with all schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof.

15.9     Delays or Omissions.

         No delay or omission to exercise any right, power or remedy accruing to any Party hereto upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach of default under this Agreement or any waiver on the part of any Party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative

15.10     Dispute Resolution.

         The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days after one Party has given notice to the others requesting such negotiations, then such dispute shall be settled by arbitration in accordance with the UNCITRAL Rules as at present in force, as amended by the following provisions:

        (a) The appointing authority shall be the Hong Kong International Arbitration Centre (the "HKIAC").

        (b)    The place of arbitration shall be in Hong Kong at the HKIAC.

        (c) There shall be only one arbitrator chosen by the Parties by agreement in accordance with the UNCITRAL Rules, provided that if they do not reach agreement on the choice of a sole arbitrator, then three arbitrators shall be appointed in accordance with the UNCITRAL Rules. The sole or presiding arbitrator shall not be a citizen of any of Canada, United States of America and People's Republic of China.

        (d) Any such arbitration shall be administered by the HKIAC in accordance with the HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Rules as are therein contained.

        (e) The language to be used in the arbitral proceedings shall be English.

        (f) CTVH and Continental shall each submit to the arbitrators in writing a description of the facts relating to, and a requested remedy for, the dispute. The arbitrators shall select between the remedy requested by CTVH and that requested by Continental and it shall award the entire remedy selected and only that remedy. In no event may the arbitrators issue an award that provides a remedy less than, more than, or in any other way different from the Party-requested remedy that the arbitrators have selected.

        (g)     The arbitration award shall be final and binding on the Parties.

15.11     Force Majeure.

         A Party shall not be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed, restricted or prevented by reason of any acts of God, war, civil strife, fire, natural disaster, acts of terrorism, acts of government, strikes or labor disputes, inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment, or any other act or condition beyond the reasonable control of the Parties provided that the affected Party gives the other Party written notice thereof and uses its best efforts to cure the delay. In the event that any act of force majeure prevents any Party from carrying out its obligations under this Agreement for a period of more than six months (or such other period as may be agreed by the Parties), the other Parties may terminate this Agreement without liability upon thirty (30) days' notice.

15.12     Supremacy of this Agreement.

          (a) The provisions of this Agreement shall take precedence over the Restated Articles and in the event of any conflict between the Restated Articles and this Agreement, the provisions of this Agreement will prevail.

         (b) The Shareholders agree that operation of any provision of the Restated Articles which may from time to time conflict with this Agreement shall be deemed to be suspended during the subsistence of this Agreement.

         (c) In the event of any conflict between the Articles and this Agreement, upon written request by any Shareholder, the Parties undertake to procure an amendment of the Restated Articles to eliminate such inconsistency, and the Shareholders undertake irrevocably to vote, or execute written consents, to effect any such amendment.

15.13     Legal Fees.

         In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the rights conferred hereunder, the Parties shall be responsible for each Party's respective attorney's fees and out-of-pocket expenses incurred in relation to the above mentioned action at law, suit in equity or arbitration proceeding.

15.14    Language of Performance.

         All notices, communications, and proceedings relating to this Agreement and the exercise or performance of the Parties' respective rights and duties hereunder shall be in the English language.

15.15     Further Assurances.

         Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

15.16     Captions and Section Headings.

         Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

15.17     Schedules.

         The schedules attached hereto are hereby incorporated into this Agreement and are an integral part of this Agreement.

15.18     Counterparts.

         This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

15.19     Shares Subject to this Agreement.

         This Agreement shall apply to (a) the Ordinary Shares held by the parties hereto, as well as any Ordinary Shares hereafter acquired by any such party, and (b) any and all shares in the capital of the Company which may be issued in respect of, exchanged for, or substituted for Ordinary Shares, by reason of any stock dividend, split, reverse split, combination, reclassification, merger, recapitalization, share exchange or other transaction.

15.20     Governing Law.

         This Agreement shall be governed by the laws of British Columbia, Canada without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of British Columbia, Canada to the rights and duties of the Parties.


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



HIGHLAND MINING INC.



By:
         -----------------------------------
         Name:
         Title:

TIBET TIANYUAN MINERALS EXPLORATION LIMITED



By:
         -----------------------------------
         Name:
         Title:



CONTINENTAL MINERALS CORPORATION



By:
         -----------------------------------
         Name:
         Title:



CHINA NETTV HOLDINGS INC.



By:
         -----------------------------------
         Name:
         Title:



Wang Zhi

                                   SCHEDULE A

                               ADHERENCE AGREEMENT


         This Adherence Agreement ("Adherence Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Shareholders Agreement dated as of _____________, 2004 (the "Agreement") by and among Highland Mining Inc. (the "Company"), Tibet Tianyuan Minerals Exploration Limited and certain of its shareholders, and is in consideration of the shares purchased by the Transferee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

     1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] of ordinary shares of the Company (the "Shares") from [name of transferor] (the "Transferor"), subject to the terms and conditions of the Agreement.

     2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a "Shareholder" thereunder.

     3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.


                  EXECUTED AND DATED this ______ day of _________________, ____.





                                               TRANSFEREE:

                                               By:       _______________________
                                               Name:   _________________________
Accepted and Agreed:                           Title:    _______________________
--------------------
HIGHLAND MINING INC.
By:      ___________________________           Address:  _______________________
Name:    ___________________________           Fax:      _______________________
Title:   ___________________________

                                   SCHEDULE B

                               SAMPLE CALCULATIONS


                       BVI NET PROFITS CALCULATION EXAMPLE

                                                                 CS$
     Net income before interest and taxes                           10,000,000
     Interest                                                      (1,000,000)
     Net income before taxes                                         9,000,000
     Taxes                                                         (3,000,000)
     Distributable Income                                            6,000,000
     Less: Loan repayments                                         (1,000,000)
     Less: Financial Commitments                                   (1,000,000)
     Less: Working Capital requirements                            (1,000,000)
     Less: Reserves                                                (1,000,000)
     Company Net  Profits                                            2,000,000


                            BVI EXCESS INVESTMENT CALCULATION EXAMPLE

                                                  Month 1                  Month 2                Month 3
Days                                                 31                      30                     31
Interest rate                                      2.00%                    2.00%                  2.00%

Opening balance                                                  0              1,001,699              2,004,989
Share equity (par value)                                    10,000                      0                      0
Surplus                                                    990,000                      0                      0
Shareholders loan                                                0              1,000,000              1,000,000
Total                                                    1,000,000              2,001,699              3,004,989
Interest                                                     1,699                  3,290                  5,104
Closing balance                                          1,001,699              2,004,989              3,010,093



                                BVI PAYMENTS CALCULATION EXAMPLE

               Company Net       Company         Fixed        Repayment        Balance     Net Payment
                               Interim
                 Profits        Payments        Payment                        Accrued

 Year 1
                           -              -

 Year 2                    -              -

 Year 3                    -              -

 Year 4            1,500,000              -              -               -              -             -

 Year 5            2,000,000              -        250,000               -        250,000             -

 Year 6            3,000,000              -        250,000               -        500,000             -

Year 7*            4,000,000        500,000        250,000       (250,000)        250,000             -

 Year 8            5,000,000        625,000        250,000       (250,000)              -       125,000

 Year 9           10,000,000      1,250,000              -               -              -     1,250,000
Year 10           10,000,000      1,250,000                                                   1,250,000
                                                         -               -              -
*        BVI Excess Investment repaid in year 7

                                   SCHEDULE C

                               SAMPLE CALCULATIONS


 SAMPLE CALCULATION WHERE CONTINENTAL HAS EXERCISED THE FIRST OPTION BUT NOT THE
                         SECOND OPTION IN TERMS OF THE
                                OPTION AGREEMENT

CTVH's shareholders interest before subscription = 50%

Continental's shareholders interest before subscription = 50%

Funding required by the Company     = USD2,000,000

CTVH subscribes for US$400,000

Continental subscribes for US$1,600,000


Calculation of Shareholders Interest

A =      400,000 + 5,000,000                  B =      1,600,000 + 5,000,000

A =      5,400,000                            B =      6,600,000


CTVH shareholders interest          = A / (A+B)
                                    = 5,400,000 / (5,400,000 + 6,600,000)
                                    = 5,400,000 / (12,000,000)
                                    = 45%

Continental's shareholders interest        = B / (A+B)
                                           = 6,600,000 / (5,400,000 + 6,600,000)
                           = 6,600,000 / (12,000,000)
                                           = 55%


             SAMPLE CALCULATION WHERE CONTINENTAL HAS EXERCISED THE
                 SECOND OPTION IN TERMS OF THE OPTION AGREEMENT


CTVH's shareholders interest before subscription = 40%

Continental's shareholders interest before subscription = 60%

Funding required by the Company     = USD2,000,000

CTVH subscribes for US$340,000

Continental subscribes for US$1,660,000


Calculation of Shareholders Interest

A =      340,000 + 5,333,330                         B =   1,660,000 + 8,000,000

A =      5,673,330                                   B =   9,660,000


CTVH shareholders interest          = A / (A+B)
                                    = 5,673,330/ (5,673,330+ 9,660,000)
                                    = 5,673,330/ (15,333,330)
                                    = 37%

Continental's shareholders interest         = B / (A+B)
                                            = 9,660,000/ (5,673,330+ 9,660,000)
                            = 9,660,000/ (15,333,330)
                                            = 63%